Exhibit 99.1

The Hanover Estimates the Impact of First Quarter Catastrophes

WORCESTER, Mass., April 16, 2018 –The Hanover Insurance Group, Inc. (NYSE: THG) announced today the estimated impact of catastrophe-related activity on its first quarter results.

The Hanover estimated the impact of catastrophe activity to be in the range of $66 to $76 million before taxes, or approximately 5.5% of earned premium at the midpoint of the range. Losses primarily stemmed from winter storms in the Midwest and the Northeast in January and March. This estimate also includes the benefit of favorable development of approximately $9.5 million on prior-year catastrophe losses, primarily related to 2017 hurricanes and California wildfires.

This announcement is made in keeping with The Hanover’s recently announced policy to release quarterly catastrophe loss estimates if they exceed the company’s catastrophe assumptions by more than 50 basis points for a reported period.

Updated loss estimates will be reflected in The Hanover’s first quarter financial results, which are expected to be announced on May 2.

Forward-Looking Statements

The Company’s estimates of catastrophe losses are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. The company cautions investors that such forward-looking statements are estimates or projections which involve significant judgment and uncertainty and actual results could differ materially. Investors should consider the risks and uncertainties in our business that may affect such estimates, including (i) the inherent difficulties in arriving at such estimates; (ii) variations in the company’s current estimates that may change as the company finalizes its financial results; and (iii) other risks and uncertainties that are discussed in readily available documents, including the company's 2017 Annual Report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under "About Us - Investors.”  The difficulties at arriving at estimates with regard to catastrophes and other losses are the result of difficulties policyholders may have in reporting claims and in The Hanover’s ability to adjust claims because of the devastation encountered or late discovery of damages; inherent delay in Lloyd’s claims reporting, particularly with regard to reinsurance agreements; the challenge of making final estimates to repair or replace properties during the early stages of examining damaged properties; applicable cause of loss for certain policies; the effect of “demand surge”; potential latent damages, which are not discovered until later; potential business interruption claims, the extent of which cannot be known at the time; the inherent uncertainty of estimating loss and loss adjustment reserves; uncertainties related to litigation and policy interpretation; and other factors.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions in a dynamic world. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

CONTACTS:

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
(508) 855-2063	(508) 855-3099
olukasheva@hanover.com	mibuckley@hanover.com